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                                                               Exhibit 99.2

     [LOGO]
 Sight Resource
 Corporation

                     Sight Resource Corporation Announces
                   Additional $1.3 Million Equity Financing

     HOLLISTON, Mass.--June 4, 2001--SIGHT RESOURCE CORPORATION (OTC:VISN), a leading provider of primary eye care products, services, and managed vision care programs, announced that it received a commitment for an additional $1,300,000 financing on Thursday, May 31, 2001. This capital commitment brings total new financing commitments to $2,300,000. On May 23, 2001, the Company announced that it entered into a stock purchase agreement to sell shares of its common stock for $1,000,000 and an agreement and plan of merger with eyeshop.com, inc.

     In conjunction with the completion of the first phase of the merger, E. Dean Butler, optical industry pioneer and LensCrafters' founder, assumed the chairmanship of Sight Resource Corporation's Board of Directors. In addition to Mr. Butler, the new management group at Sight Resource also includes a team of highly experienced optical industry professionals. Carene Kunkler assumed the position of President, Chief Executive Officer and Director. Veteran industry managers Sandy Likes and Craig Risk join Ms. Kunkler in senior management roles. The new management team plans to merge their optical software firm, eyeshop.com inc., into Sight Resource to create a new and innovative operating model for the delivery of primary eye care.

     In announcing the additional financing, Ms. Kunkler stated, "We are very excited about the interest that the Sight Resource/eyeshop.com merger has created. We are pleased that our vision for the Company is generating renewed confidence in the future of Sight Resource."

     Commenting on the most recent financing agreement, Chairman of the Board, Dean Butler, stated, "We are convinced that Sight Resource has a bright future. We have a strong, regional presence in the markets we serve and an exceptional group of people who are committed to the Company's success. We believe the merger and financings will yield productive results for both eyeshop and Sight Resource shareholders."

     Under the terms of the stock purchase agreement, Sight Resource has agreed to sell to individuals and entities associated with eyeshop an aggregate of six million five hundred thousand shares of its common stock at a price of $.20 per share for aggregate proceeds of $1,300,000. The closing of the financing is scheduled to occur following the closing of the merger expected in mid-July.

     Sight Resource Corporation is one of the country's leading providers of primary eye care products and services including managed vision care programs, operating 122 primary eye care centers in the U.S. The Company provides a full range of eyewear, contact lenses, prescription and non-prescription sun wear, and a complete line of accessories through an integrated network of opticians, optometrists, and ophthalmologists affiliated with its primary eye care chains:
Cambridge Eye Doctors in Massachusetts and New Hampshire, E.B. Brown Opticians in Ohio and Pennsylvania, Eyeglass Emporium in Indiana, Kent Optical in Michigan, Shawnee Optical in Pennsylvania and Ohio, Vision Plaza in Louisiana and Mississippi, and Vision World in Rhode Island.

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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact are forward-looking statements based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Risks and additional factors affecting the Company's business including, without limitation, those described under "Business Risks and Cautionary Statements" in the Company's Form 10-K, as amended on Form 10-K/A for the fiscal year ended December 30, 2000, filed with the Securities and Exchange Commission.

     CONTACT: Carene Kunkler
              Sight Resource Corporation
              508-429-6916

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